Exhibit 99.1

For Immediate Release

Hank Nathan

Choice Hotels: 301-592-6619

Hank.Nathan@choicehotels.com

Choice Hotels and Oz Real Estate Plan to Grow Cambria Hotels Brand

ROCKVILLE, Md. (Sept. 24, 2018) – Building on Choice Hotels International, Inc.’s (NYSE: CHH) dedication to the growth of its upscale Cambria Hotels brand, the company entered into a letter of intent (LOI) with an affiliate of Oz Real Estate, the real estate platform of Oz Management (NYSE: OZM), that sets forth a framework for a co-investment platform to accelerate the development of Cambria Hotels throughout the United States.

“The Cambria Hotels brand continues to drive success for Choice Hotels and, as evidenced by signing this LOI, we are attracting some of the largest institutional real estate investment groups in the world. The LOI with Oz Real Estate signals our companies’ commitment to the brand through a contemplated 50-50 joint-venture agreement that could result in building as many as 50 Cambria Hotels in strong corporate travel markets,” said David Pepper, chief development officer, Choice Hotels. “We believe this will propel the Cambria brand to the next level and rapidly deliver Choice’s sought-after upscale brand.”

To help support this planned joint venture and other growth opportunities for Cambria Hotels, the Choice Hotels Board of Directors has authorized an additional $250 million in capital investment.

Oz Real Estate invests in both opportunistic real estate private equity and real estate credit in the U.S and Europe. Founded in 2003, Oz Real Estate has raised approximately $3.8 billion of dedicated real estate capital and completed more than 108 transactions across 19 diverse real estate asset classes as of June 30, 2018.

“The hotel industry is growing rapidly and travel in the U.S. continues to break records. Choice Hotels is a major participant in that growth, and the Cambria Hotels brand has been a proven performer – that’s why we entered into this LOI. We look forward to working with Choice for years to come and advancing the Cambria brand,” said Steven Orbuch, President of Oz Real Estate.

Choice Hotels is in the process of identifying sites in key locations, as well as developers and management companies to build and operate these hotels, in anticipation of entering into a definitive agreement.

Cambria Hotels has nearly 120 properties open or in the pipeline, and the brand is expecting to set a record for openings for the second-straight year. Hotels have opened in several major markets this year, including Charleston, S.C., Nashville, Tenn., Phoenix, and Philadelphia. Future openings are planned in Austin, Texas; Baltimore; Boston; Houston; Miami; Milwaukee; Minneapolis; Orlando, Fla.; Napa, Calif.; San Francisco; and Washington, D.C.

Cambria Hotels is franchised by Choice Hotels. For Cambria hotel development opportunities, visit choicehotelsdevelopment.com/cambriahotels.

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About Cambria Hotels

Cambria® Hotels are designed for the modern traveler, offering guests a distinct experience with simple, guilt-free indulgences allowing them to treat themselves while on the road. Properties feature compelling design inspired by the location, spacious and comfortable rooms, flexible meeting space, and local freshly prepared food and craft beer. Cambria Hotels is rapidly expanding in major U.S. cities, with hotels open in Chicago, New York City, Pittsburgh, Washington, D.C., and Los Angeles. There are nearly 40 Cambria properties open across the United States, and over 100 hotels open or in the pipeline in the U.S. and Canada. To learn more, visit www.cambriahotelsandsuites.com.

About Choice Hotels

Choice Hotels International, Inc. (NYSE: CHH) is one of the largest and most successful lodging franchisors in the world. With more than 6,800 hotels, representing more than 550,000 rooms, in over 40 countries and territories as of June 30, 2018, the Choice® family of hotel brands provide business and leisure travelers with a range of high-quality lodging options from limited service to full-service hotels in the upscale, midscale, extended-stay and economy segments. The award-winning Choice Privileges loyalty program offers members benefits ranging from everyday rewards to exceptional experiences. For more information, visit www.choicehotels.com.

About Oz Management

Oz Management (“Oz”) is one of the largest institutional alternative asset managers in the world, with approximately $33.0 billion in assets under management as of September 1, 2018. Oz serves the investment needs of a diversified institutional base, providing asset management services through funds that pursue a broad range of global investment opportunities from its offices in New York City, London, Hong Kong, Mumbai and Beijing. Oz currently manages multi-strategy funds, credit funds, collateralized loan obligations, real estate funds and other alternative investment vehicles.

About Oz Real Estate

Oz Real Estate, the real estate platform at Oz, was founded by Steven E. Orbuch to make investments in real estate and real estate related assets across North America and Europe. Through June 30, 2018, the principals of Oz Real Estate have invested in over $9.5 billion of private real estate assets, including direct equity investments, preferred equity structures, mezzanine financing, and senior loans. Oz Real Estate’s portfolio has included over 20,000 hotel rooms, over 30,000 multifamily and residential units, and over 20 million square feet of retail and office properties. In addition, Oz Real Estate has developed expertise in certain niche real estate asset classes including gaming, healthcare, senior housing, cellular towers, and land development. Oz Real Estate is currently making (i) opportunistic investments from Och-Ziff Real Estate Fund III LP, which has total equity commitments of $1.5 billion, (ii) credit investments from Och-Ziff Real Estate Credit Fund, which has total equity commitments of $736 million, and (iii) special situations investments from other capital sources within Oz. Prior to forming Oz Real Estate, Mr. Orbuch was responsible for investing capital on behalf of Blackstone’s real estate funds, including Blackstone Real Estate Partners I, II, III and IV.

Forward-Looking Statement

This communication includes “forward-looking statements” within the meaning of federal securities laws concerning future events, including the negotiation of a definitive agreement with Oz Real Estate (or its affiliates), the subsequent development of additional Cambria hotels and the performance of the Cambria brand. Such statements are subject to numerous risks and uncertainties, including the negotiation of a final agreement with Oz Real Estate (or its affiliates), the ability to identify suitable locations, developers and operators for additional Cambria hotels, construction delays, the attractiveness of the Cambria brand and the other “Risk Factors” described in our Annual Report on Form 10-K, any of which could cause actual results to be materially different from our expectations. We make these statements as of the date of this communication, and we assume no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Addendum

This is not an offering. No offer or sale of a franchise will be made except by a Franchise Disclosure Document first filed and registered with applicable state authorities. A copy of the Franchise Disclosure Document can be obtained through contacting Choice Hotels International at 1 Choice Hotels Circle, Suite 400, Rockville, MD 20850, development@choicehotels.com.

© 2018 Choice Hotels International, Inc. All Rights Reserved.